As filed with the Securities and Exchange Commission on February 6, 1996

                                                      Registration No. 33-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 ------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------

                              TRAVELERS GROUP INC.
             (Exact name of registrant as specified in its charter)

                                 -------------

     Delaware                                 6719                   52-1568099
(State or other jurisdiction of     (Primary Standard Industrial  (IRS Employer Identification No.)
   incorporation or organization)   Classification Code Number)

                              388 Greenwich Street
                               New York, NY 10013
                                 (212) 816-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------
                          Charles O. Prince, III, Esq.
                              Travelers Group Inc.
                   Executive Vice President and General Counsel
                              388 Greenwich Street
                               New York, NY 10013
                                 (212) 816-8854
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

  Approximate date of commencement of proposed sale of the securities to the public:

  As soon as practicable on or after the effective date of this Registration
  Statement.

                                ----------------

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
 Instruction G, check the following box.[ ]

                                ----------------
                                     CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                          Proposed         Proposed
                                           Amount         maximum          maximum
       Title of Securities                 to be       offering price      aggregate         Amount of
        being registered                 registered       per unit      offering price   registration fee(1)
---------------------------------------------------------------------------------------------------------------
6 1/4% Notes due December 1, 2005       $100,000,000        100%         $100,000,000       $34,482.00

===============================================================================================================


(1) Calculated pursuant to Rule 457(f)(2) on the basis of the aggregate book value ($100,000,000) of the Notes to be canceled in the exchange, assuming 100% acceptance of the exchange offer.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K


S-4 Item Number and Caption                       Location in Prospectus
---------------------------                       ----------------------

 1.  Forepart of Registration                     Facing Page; Outside
     Statement and Outside                        Front Cover Page of
     Front Cover Page of Prospectus               Prospectus.

 2.  Inside Front and Outside Back
     Cover Pages of Prospectus . . .              Inside Front and Outside Back
                                                  Cover Pages of Prospectus;
                                                  Table of Contents; Available
                                                  Information.

 3.  Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information . . . . . . . . . .              Prospectus Summary, Risk
                                                  Factors, Ratio of Earnings to
                                                  Fixed Charges, The Company,
                                                  Selected Financial
                                                  Information.

4.   Terms of the Transaction  . . .              Prospectus Summary; Risk
                                                  Factors; The Exchange Offer;
                                                  Description of the Exchange
                                                  Notes; Certain Federal Income
                                                  Tax Considerations.

5.   Pro Forma Financial Information              Not Applicable.

6.   Material Contacts with the Company
     Being Acquired . . . . . . . . .             Not Applicable.

7.   Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters. . . .             Not Applicable.

8.   Interests of Named Experts and Counsel       Legal Matters.

9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities  . . . . . . . . . .             Not Applicable.

10.  Information with Respect to S-3
     Registrants  . . . . . . . . . .             Recent Developments;
                                                  Incorporated by Reference.

11.  Incorporation of Certain Information
     by Reference . . . . . . . . . .             Incorporated by Reference.

12.  Information with Respect to S-2 or
     S-3 Registrants  . . . . . . . .             Not Applicable.

S-4 Item Number and Caption                       Location in Prospectus
---------------------------                       ----------------------

13.  Incorporation of Certain
     Information by Reference                     Not Applicable.

14.  Information with Respect to
     Registrants Other Than S-3 or
     S-2 Registrants . . . . . . .                Not Applicable

15.  Information with Respect to
     S-3 Companies . . . . . . . .                Not Applicable.

16.  Information with respect to
     S-2 or S-3 Companies  . . . .                Not Applicable.

17.  Information with Respect to
     Companies Other Than S-2 or
     S-3 Companies . . . . . . . .                Not Applicable.

18.  Information if Proxies,
     Consents or Authorizations are
     to be Solicited . . . . . . .                Not Applicable.

19.  Information if Proxies,
     Consents or Authorizations are
     not to be Solicited or in an
     Exchange Offer  . . . . . . .                Not Applicable.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1996

PROSPECTUS
                              TRAVELERS GROUP INC.

              Offer to Exchange its 6 1/4% Notes due December 1, 2005 which have been registered under the Securities Act for any and all of its outstanding 6 1/4% Notes due December 1, 2005

  Travelers Group Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 in aggregate principal amount of a new series of its 6 1/4% Notes due December 1, 2005 (the "Exchange Notes") for $100,000,000 in aggregate principal amount of its outstanding 6 1/4% Notes due December 1, 2005 (the "Notes").

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on _________, 1996, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Notes (the "Exchange Date") will be the first business day following the Expiration Date.

  The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided in the next paragraph below), because they will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be issued free from any covenant regarding registration under the Securities Act and the related penalty interest rates. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the same Indenture (as defined herein) as the Indenture governing the Notes. For a more complete description of the terms of the Exchange Notes, see "Description of the Exchange Notes." There will be no cash proceeds to the Company from this offer.

  The Notes were originally issued and sold on December 8, 1995 in a transaction not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under a registration rights agreement relating to the Notes. See "Registration Rights Agreement." Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder that is a broker-dealer, as provided for below, or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with resales of such Exchange Notes. See "Plan of Distribution" for additional information regarding prospectus delivery requirements that may be imposed on such broker-dealers.

  Holders of Notes whose Notes are not tendered and accepted in the Exchange Offer will continue to hold such Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture governing the Notes and the Exchange Notes. Following timely consummation of the Exchange Offer, the holders of Notes will continue to be subject to the existing restrictions upon transfer thereof, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Notes held by them and the Notes will continue to bear interest at the rate of 6 1/4% per annum.

  The Company will pay all the expenses incurred by it incident to the Exchange Offer. Tenders of Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined herein); otherwise tenders for exchange are irrevocable. Any Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer."

  The Exchange Notes will be initially represented by one or more global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

  Interest on the Exchange Notes shall accrue from the last June 1 or December 1 (an "Interest Payment Date") on which interest was paid on the Notes so surrendered or, if no interest has been paid on such Notes, from December 1, 1995. Holders whose Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Notes.

  The Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Notes could be adversely affected. No assurance can be given as to the existence or liquidity of the trading market for either the Notes or the Exchange Notes.

  See "Risk Factors" beginning on page 14 for a description of certain factors that should be considered by holders of Notes who are considering participating in the Exchange Offer.

                      -------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      -------------------------------------

  This Prospectus may also be used after the Expiration Date by broker-dealers in connection with resales of Exchange Notes that they receive in exchange for Notes acquired for their own account as a result of market-making or other trading activities, to the extent that such broker-dealers are thereby obligated to deliver a prospectus with respect to
such resales.   See "Plan of Distribution."

                   The date of this Prospectus is______, 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS.


                               ------------------

  This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents are available upon request from Corporate Communications and Investor Relations, Travelers Group Inc., 388 Greenwich Street, New York, New York 10013; telephone (212) 816-8000. In order to ensure timely delivery of the documents, any request should be made by five business days prior to the Expiration Date.

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   6

INFORMATION INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . .   6

PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . . . .   9
     Description of the Exchange Notes  . . . . . . . . . . . . . . . . .  10
     Summary Financial Information  . . . . . . . . . . . . . . . . . . .  13

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     Consequences of Failure to Exchange  . . . . . . . . . . . . . . . .  14
     Exchange Offer Procedures  . . . . . . . . . . . . . . . . . . . . .  14

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Pending Aetna Transaction  . . . . . . . . . . . . . . . . . . . . .  15
        Other Transactions  . . . . . . . . . . . . . . . . . . . . . . .  16

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Purpose of the Exchange Offer  . . . . . . . . . . . . . . . . . . .  17
     Terms of Exchange  . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Expiration Date; Extensions; Termination; Amendments . . . . . . . .  19
     How to Tender  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     Exchanging Book-Entry Notes  . . . . . . . . . . . . . . . . . . . .  21
     Terms and Conditions of the Letter of Transmittal  . . . . . . . . .  21
     Withdrawal Rights  . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Acceptance of Notes for Exchange; Delivery of Exchange Notes . . . .  23
     Conditions to the Exchange Offer . . . . . . . . . . . . . . . . . .  23
     Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Solicitation of Tenders; Expenses  . . . . . . . . . . . . . . . . .  24
     Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SELECTED CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . .  27

RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . . . . . . . .  28

                                                                            Page
                                                                            ----

DESCRIPTION OF THE EXCHANGE NOTES28
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Book-Entry Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Same-Day Settlement and Payment  . . . . . . . . . . . . . . . . . . . . 31
     Payments of Principal and Interest   . . . . . . . . . . . . . . . . . . 31
     Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     Summary of Certain Provisions of the Indenture . . . . . . . . . . . . . 32

DESCRIPTION OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

REGISTRATION RIGHTS AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 35

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . 37
     Exchange of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     Backup Withholding and Information Reporting on Exchange Notes . . . . . 38

PLAN OF DISTRIBUTION                                                          38

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ERISA MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

EXCHANGE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

                              AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange, and such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104, and 233 South Beaudry Avenue, Los Angeles, California 90012.

  The Company intends, and is required by the terms of the Indenture (as defined herein), to furnish to the Trustee under the Indenture (i) annual reports containing the information required to be contained in Form 10-K, (ii) quarterly reports containing the information required to be contained in Form 10-Q, and
(iii) promptly after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in Form 8-K. The Company has also agreed to comply with the requirements of Sec.314(a) of the Trust Indenture Act of 1939, as amended.

                      INFORMATION INCORPORATED BY REFERENCE

  The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

  1. Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994, as amended;

  2. Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

  3. Current Reports on Form 8-K of the Company, dated May 9, 1995 (filed May 9, 1995), May 9, 1995 (filed May 11, 1995), May 25, 1995, June 25,
          1995, September 14, 1995, October 2, 1995, November 28, 1995, January 16, 1996 and January 19, 1996, as amended.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination or completion of the Exchange Offer and (ii) the expiration of the period during which any broker-dealer who holds Notes acquired for its own account as a result of market-making or other trading activities, and who receives Exchange Notes in exchange for such Notes pursuant to the Exchange Offer, is obligated for that reason to deliver a prospectus meeting the requirements of the Securities Act with respect to resales by it of the Exchange Notes so received shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

                               PROSPECTUS SUMMARY


  The following information is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Prospectus.

                                   The Company

          The Company is a financial services holding company engaged, through its subsidiaries, principally in four business segments: Investment Services, Consumer Finance Services, Life Insurance Services and Property & Casualty Insurance Services.

     The Company's Investment Services segment consists of investment banking, asset management, brokerage and other financial services provided through Smith Barney Holdings Inc. and its subsidiaries. The Company's Consumer Finance Services segment includes consumer lending (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing), and credit card and credit-related insurance services provided through Commercial Credit Company and its subsidiaries. The Company's Life Insurance Services segment includes individual life insurance, annuities and pension programs which are offered primarily through The Travelers Insurance Company and the Primerica Financial Services group of companies, including Primerica Life Insurance Company. The Company's Property & Casualty Insurance Services segment provides insurance products including workers' compensation, liability, automobile, property and multiple-peril. In addition, this segment provides various forms of professional liability insurance, including directors' and officers' liability and medical malpractice insurance, product liability, fidelity bonds, commercial umbrella and excess insurance, excess property insurance, coverages relating to the entertainment and transportation industries, and standard commercial property and casualty products. Property and casualty insurance policies are issued primarily by The Travelers Indemnity Company and its subsidiary and affiliated property-casualty insurance companies, including Gulf Insurance Company.

     In addition to its four business segments, the Company's Corporate and Other segment consists of unallocated expenses and earnings primarily related to interest, corporate administration, and certain corporate investments. This segment has also included the Company's 27% equity interest (the "27% Equity Interest") in The Travelers Corporation ("old Travelers") (1993), lines of business retained from the sale in 1993 of Voyager Group, Inc. and its affiliates (1993 and 1992), and the Company's interest in Fingerhut Companies, Inc. (1992), a direct marketing business.

     On November 28, 1995, the Company agreed to acquire the domestic property and casualty insurance operations of Aetna Life and Casualty Company, subject to certain conditions, including regulatory approvals. For a description of this and certain other recent transactions of the Company, see "Recent Developments."

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013; telephone (212) 816-8000. The Company was incorporated in Delaware in 1988.

                               The Exchange Offer

Securities Offered                           $100,000,000 aggregate
                                             principal amount of 6 1/4% Notes
                                             due December 1, 2005.  The
                                             Exchange Notes will be issued
                                             under the Indenture (as
                                             defined herein) pursuant to
                                             which the Notes were issued.
                                             The terms of the Exchange
                                             Notes and the Notes are
                                             identical in all material
                                             respects, except that (i) the
                                             Exchange Notes are freely
                                             transferable by holders
                                             thereof (except as provided
                                             herein), (ii) the Exchange
                                             Notes are not subject to the
                                             Registration Rights Agreement,
                                             and (iii) the Exchange Notes
                                             do not provide for an increase
                                             in the interest rate upon
                                             failure to register the Notes
                                             ("Penalty Interest").  See
                                             "Description of the Exchange
                                             Notes."


The Exchange Offer                           The Exchange Notes are being
                                             offered in exchange for a like
                                             principal amount of Notes.
                                             The issuance of the Exchange
                                             Notes is intended to satisfy
                                             obligations of the Company to
                                             provide certain registration
                                             rights granted to holders of
                                             Notes in the Registration
                                             Rights Agreement.  For
                                             procedures for tendering, see
                                             "The Exchange Offer."

Tenders, Expiration Date, Withdrawal         The Exchange Offer will expire
                                             on the Expiration Date as set
                                             forth on the cover page of
                                             this Prospectus.  Notes
                                             tendered pursuant to the
                                             Exchange Offer may be
                                             withdrawn at any time prior to
                                             the Expiration Date.  Any
                                             Notes not accepted for
                                             exchange for any reason will
                                             be returned without expense to
                                             the tendering holder thereof
                                             as promptly as practicable
                                             after the expiration or
                                             termination of the Exchange
                                             Offer.  See "The Exchange
                                             Offer."

Conditions to the Exchange Offer             The Exchange Offer is subject
                                             to certain conditions.  See
                                             "The Exchange Offer -- Certain
                                             Conditions to the Exchange Offer."
                                             The Exchange Offer is not, however,
                                             conditioned upon any minimum
                                             aggregate principal amount of Notes
                                             being tendered for exchange.

Federal Income Tax Consequences              The exchange pursuant to the
                                             Exchange Offer will not result
                                             in any income, gain or loss
                                             to the holders or the Company
                                             for federal income tax
                                             purposes.  See "Certain
                                             Federal Income Tax
                                             Considerations."


Use of Proceeds                              There will be no cash
                                             proceeds to the Company from the
                                             exchange pursuant to the Exchange
                                             Offer.

Exchange Agent                               The Bank of New York is
                                             serving as Exchange Agent in
                                             connection with the Exchange
                                             Offer.


                        DESCRIPTION OF THE EXCHANGE NOTES

The terms of the Exchange Notes are substantially identical to the terms of the Notes.

The Exchange Notes                           $100,000,000 principal
                                             amount of 6 1/4% Notes due
                                             December 1, 2005.

Maturity Date                                December 1, 2005

Interest                                     Payable June 1 and December 1,
                                             commencing on the later of
                                             June 1, 1996 or the first such
                                             date occurring after the
                                             closing of the Exchange Offer.
                                             Interest will accrue from the
                                             last Interest Payment Date on
                                             which interest was paid on the
                                             Notes surrendered in the
                                             Exchange Offer or, if no
                                             interest has been paid on such
                                             Notes, from December 1, 1995.

Ranking                                      The Exchange Notes are general
                                             unsecured obligations of the
                                             Company and will be pari passu
                                             in right of payment to all
                                             existing and future unsecured
                                             senior indebtedness or
                                             obligations of the Company.

Redemption                                   The Exchange Notes are not subject
                                             to any sinking fund obligation and
                                             may not be redeemed by the Company
                                             or any holder thereof prior to
                                             maturity.

Certain Covenants                            The Indenture contains
                                             covenants that, among other
                                             things, limit (i) the creation
                                             of liens on certain assets of
                                             the Company and certain of its
                                             subsidiaries and (ii)
                                             consolidations, mergers and
                                             transfers of all or
                                             substantially all the
                                             Company's assets.  These
                                             limitations, however, are
                                             subject to a number of
                                             important qualifications.  See
                                             "Description of the Exchange
                                             Notes."

Effect on Holders of Notes                   As a result of the making of,
                                             and upon timely acceptance for
                                             exchange of all validly
                                             tendered Notes pursuant to,
                                             this Exchange Offer, the
                                             Company will have fulfilled an
                                             obligation contained in the
                                             Registration Rights Agreement
                                             (the "Registration Rights
                                             Agreement") dated December 5,
                                             1995, among the Company and
                                             Smith Barney Inc., Bear,
                                             Stearns & Co. Inc., CS First
                                             Boston Corporation, J.P.
                                             Morgan Securities Inc., Lehman
                                             Brothers Inc., Merrill Lynch,
                                             Pierce, Fenner & Smith
                                             Incorporated, Morgan Stanley &
                                             Co. Incorporated and Salomon
                                             Brothers Inc (collectively, the
                                             "Initial Purchasers") and,
                                             assuming that the Exchange Offer
                                             is completed as contemplated
                                             herein, there will be no increase
                                             in the interest rate on the Notes
                                             pursuant to the terms of the
                                             Registration Rights Agreement and
                                             the holders of the Notes will have
                                             no further registration or other
                                             rights under the Registration
                                             Rights Agreement.  Holders of the
                                             Notes who do not tender their
                                             Notes in the Exchange Offer will
                                             continue to hold such Notes
                                             and will be entitled to all the
                                             rights and limitations applicable
                                             thereto under the Indenture, except
                                             for any such rights under the
                                             Registration Rights Agreement,
                                             which by their terms terminate or
                                             cease to have further effectiveness
                                             as a result of the making of, and
                                             the making of, and the acceptance
                                             for exchange of all validly
                                             tendered Notes pursuant to, the
                                             Exchange Offer.

                                             All untendered Notes will continue
                                             to be subject to the restrictions
                                             on transfer provided for in the
                                             Notes. To the extent that the Notes
                                             are tendered and accepted in the
                                             Exchange Offer, the trading market
                                             for untendered Notes could be
                                             adversely affected.

                             SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following consolidated financial and operating information of the Company does not purport to be complete and is qualified in its entirety by reference to the more detailed financial information contained elsewhere herein and incorporated by reference.

                                                               (in millions, except per share data)
                                  ----------------------      --------------------------------------------------------
                                       Nine Months Ended
                                       September 30,                          Year Ended December 31, (1)
                                   ---------------------      --------------------------------------------------------


                                        1995         1994            1994       1993       1992       1991        1990
                                    --------     --------         -------   --------   --------   --------      ------

                                           (Unaudited)
Income Statement Data:
Total revenues (2,3)                $ 12,422     $ 11,430        $ 14,943    $ 6,797    $ 5,125    $ 6,608     $ 6,194
Income from continuing
operations (3)                        $1,138         $885          $1,157       $951       $756       $479        $373
Net income (4)                        $1,227         $992          $1,326       $916       $728       $479        $373
Net Income per common share:
Income from continuing
operations                             $3.39        $2.55           $3.34      $3.88      $3.34      $2.14       $1.64
Net Income                             $3.67        $2.88           $3.86      $3.74      $3.22      $2.14       $1.64

Cash dividends per common share      $ 0.600      $ 0.425         $ 0.575    $ 0.490    $ 0.363    $ 0.225      $0.180

                                  ----------------------   -----------------------------------------------------------


                                      At September 30,                           At December 31, (1)
                                   ---------------------   -----------------------------------------------------------


                                        1995         1994            1994       1993       1992       1991        1990
                                   ---------   ----------            ----  ---------  ---------  ---------   ---------
                                          (Unaudited)
Balance Sheet Data:
Total assets                        $112,299     $116,380        $115,297   $101,290   $ 24,151   $ 21,561    $ 19,689
Long-term debt                        $8,791       $6,793          $7,075     $6,991     $3,951     $4,327      $3,456
Stockholders' equity (5)             $10,870       $8,683          $8,640     $9,326     $4,229     $3,280      $2,859
Book value per common share           $31.70       $24.45          $24.77     $26.06     $17.70     $15.10      $13.20

-----------------------------------------
(1) Results of operations prior to 1994 exclude amounts for old Travelers, except that results for 1993 include the Company's equity in earnings relating to the 27% Equity Interest purchased in December 1992. Results of operations include amounts related to the Shearson Businesses (as defined herein) from July 31, 1993, the date of acquisition. Data relating to financial position for the years prior to 1993 exclude amounts for old Travelers and the Shearson Businesses.

(2) Revenues for 1991 and 1990 include those of Fingerhut Companies, Inc. ("Fingerhut"), which had been carried as a consolidated subsidiary.

(3) As a result of the Company's sale in 1995 of its interest in MetraHealth (as defined herein), all of the Company's operations comprising Managed Care and Employee Benefits Operations ("MCEBO"), are accounted for as a discontinued operation and, accordingly, 1994 amounts have been restated.

(4) Included in net income for 1993 is an after-tax charge of $17 million resulting from the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and an after-tax charge of $18 million resulting from the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Included in net income for 1992 is an after-tax charge of $28 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(5) Stockholders' equity at September 30, 1995 reflects $263 million of net unrealized gains on investment securities and at December 31, 1994 reflects $1.3 billion of net unrealized losses on investment securities pursuant to the adoption in 1994 of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                  RISK FACTORS

     Holders of Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following considerations before determining whether to tender their Notes in the Exchange Offer.

Consequences of Failure to Exchange

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Notes under the Securities Act. Based on interpretations by the staff of the Commission, Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is a broker-dealer, as provided for herein, or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. See "Plan of Distribution" for additional information regarding prospectus delivery requirements that may be imposed on certain broker-dealers.


Exchange Offer Procedures

     Issuance of the Exchange Notes pursuant to the Exchange Offer will be made only after the timely receipt of a book-entry confirmation, or a properly completed and duly executed Letter of Transmittal or completion of a Notice of Guaranteed Delivery and all other required documents. Therefore, holders of Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to provide for the registration of such Notes under the Securities Act. In addition, any holder of Notes who tenders in the Exchange Offer for the purpose of further distribution of the Exchange Notes may be deemed to be an "underwriter" with respect to the Exchange Offer and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution." To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

                                   THE COMPANY

     The Company is a financial services holding company engaged, through its subsidiaries, principally in four business segments: Investment Services, Consumer Finance Services, Life Insurance Services and Property & Casualty Insurance Services.

     The Company's Investment Services segment consists of investment banking, asset management, brokerage and other financial services provided through Smith Barney Holdings Inc. and its subsidiaries. The Company's Consumer Finance Services segment includes consumer lending (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing), and credit card and credit-related insurance services provided through Commercial Credit Company and its subsidiaries. The Company's Life Insurance Services segment includes individual life insurance, annuities and pension programs which are offered primarily through The Travelers Insurance Company and the Primerica Financial Services group of companies, including Primerica Life Insurance Company. The Company's Property & Casualty Insurance Services segment provides insurance products including workers' compensation, liability, automobile, property and multiple-peril. In addition, this segment provides various forms of professional liability insurance, including directors' and officers' liability and medical malpractice insurance, product liability, fidelity bonds, commercial umbrella and excess insurance, excess property insurance, coverages relating to the entertainment and transportation industries, and standard commercial property and casualty products. Property and casualty insurance policies are issued primarily by The Travelers Indemnity Company and its subsidiary and affiliated property-casualty insurance companies, including Gulf Insurance Company.

     In addition to its four business segments, the Company's Corporate and Other segment consists of unallocated expenses and earnings primarily related to interest, corporate administration, and certain corporate investments. This segment has also included the Company's 27% equity interest in old Travelers
(1993), lines of business retained from the sale in 1993 of Voyager Group, Inc. and its affiliates (1993 and 1992), and the Company's interest in Fingerhut Companies, Inc. (1992), a direct marketing business.

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013; telephone (212) 816-8000. The Company was incorporated in Delaware in 1988.

                               RECENT DEVELOPMENTS

Pending Aetna Transaction

     The Acquisition Agreement

     On November 28, 1995, The Travelers Insurance Group Inc. ("TIGI"), an indirect wholly owned subsidiary of the Company, entered into an agreement with Aetna Life and Casualty Company ("Aetna") to purchase Aetna's domestic property and casualty insurance operations for $4.0 billion in cash, subject to certain adjustments. The agreement, which is subject to various regulatory approvals, provides for the purchase by TIGI or a subsidiary of all of the outstanding capital stock of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company (the "Aetna Transaction"). The transaction is expected to be completed by the end of March 1996. There can be no assurance that the required approvals will be obtained or that the Aetna Transaction will be consummated or that it will be consummated without amendment of the terms of the transaction as presently constituted.

     The Company expects that a newly formed holding company will own the property and casualty operations purchased from Aetna and the existing property and casualty operations of The Travelers Indemnity Company, a subsidiary of TIGI. The Company expects to capitalize the new company by contributing approximately $1.1 billion from a combination of cash on hand and senior debt of the Company (including the Notes and the 7% Notes due 2025 of the Company issued concurrently with the Notes (the "30-Year Notes")). In addition, it is anticipated that the new company will finance the transaction with additional capital raised through private and/or public debt and equity offerings, including an aggregate of $525 million in equity investments from Aetna, J.P. Morgan Capital Corporation and other private investors, and borrowings under a five-year revolving credit facility in the amount of up to $2.65 billion provided by Citibank, N.A., Chemical Bank and Morgan Guaranty Trust Company. The Company may provide additional capital in order to finance the transaction. There can be no assurance that such financing will be available on acceptable terms.

     Businesses to be Acquired

     The following description of the property and casualty operations of Aetna appears in Aetna's Annual Report on Form 10-K for the fiscal year ended December 31, 1994: "The business units in the property-casualty segment provide most types of commercial and personal property-casualty insurance, bonds, and insurance-related services for businesses, government units and associations and individuals. Commercial coverages are sold for risks of all sizes and include fire and allied lines, multiple peril, marine, workers' compensation, general liability (including product liability), commercial automobile, certain professional liability, and fidelity and surety bonds. In addition, Aetna offers various services to businesses that choose to self-insure certain exposures. Aetna also reinsures various property and liability risks, primarily through agreements with non-affiliate insurers, on both a treaty and facultative basis. Personal coverages include auto and homeowners insurance."

Other Transactions

     In December 1995, Dresdner Bank agreed to acquire all of the interests in RCM Capital Management, a California Limited Partnership, for $300 million, subject to adjustments. The Company expects to receive approximately $192 million for its portion of the interests from the transaction, which is subject to regulatory approvals. There can be no assurance that the required approvals will be obtained or that the transaction will be consummated or that it will be consummated without amendment of the terms of the transaction as presently constituted.

     On January 3, 1995, the Company and Metropolitan Life Insurance Company ("MetLife"), and certain of their subsidiaries, contributed their medical businesses to The MetraHealth Companies, Inc. ("MetraHealth"), a newly formed joint venture, in exchange for shares of common stock of MetraHealth. On October 3, 1995 the Company completed the sale to United HealthCare Corporation of the approximately 48% of the capital stock of MetraHealth that it owned. The Company received $831 million in cash from the sale and, according to the terms of the transaction, the Company could receive up to an additional $169 million. During the fourth quarter of 1995 the Company recognized a net gain of $97 million resulting principally from the sale of its interest in MetraHealth.

     Also on January 3, 1995, the Company completed the sale of its group life and related businesses to MetLife. The purchase price for the group life business was $350 million. In connection with the sale, the Company agreed to cede to MetLife 100% of its risks in the businesses sold on an indemnity reinsurance basis, effective January 1, 1995.

                                 USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer. The net proceeds from the original sale of the Notes and the 30-Year Notes are expected to be applied to the purchase price in the pending Aetna Transaction. See "Recent Developments--Pending Aetna Transaction." Pending the closing of the Aetna Transaction, the net proceeds from the sale of the Notes are invested in short-term investments, and may be used to reduce short-term borrowings of the Company or its subsidiaries until such time as they are applied for such purpose.

     In addition to the net proceeds from the offering of the Notes and the 30-Year Notes, the Company expects to raise up to an additional $600 million through the issuance of debt instruments to fund the Aetna Transaction. The terms of such additional financing are not yet determined, and there can be no assurance that such funds will be raised or that the Aetna Transaction will be consummated. In the event that the Aetna Transaction is not consummated for any reason, the net proceeds from the sale of the Notes and the 30-Year Notes will be used for general corporate purposes, which may include capital contributions to subsidiaries of the Company and/or the reduction or refinancing of borrowings of the Company or its subsidiaries.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

     The Notes were originally issued and sold on December 8, 1995. Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In connection with the sale of the Notes, the Company agreed to file with the Commission and have declared effective a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of notes of the Company covered by such registration statement and containing substantially the same terms as the Notes would be offered in exchange for Notes tendered at the option of the holders thereof or, if applicable interpretations of the staff of the Commission did not permit the Company to effect such an exchange offer, the Company agreed, at its cost, to file a shelf registration statement covering resales of the Notes (the "Resale Registration Statement") and to use all reasonable efforts to have such Resale Registration Statement declared effective and kept effective for a period of three years from the effective date thereof. In the event that (i) the Company failed to file the Exchange Offer Registration Statement or, if applicable, the Resale Registration Statement, (ii) the Exchange Offer Registration Statement or, if applicable, the Resale Registration Statement, was not declared effective by the Commission, or (iii) all Notes validly tendered were not accepted for exchange pursuant to the terms of the Exchange Offer or the Resale Registration Statement ceased to remain effective, in each case within specified time periods, Penalty Interest would accrue on the Notes and be payable in cash until completion of such filing, declaration of effectiveness or completion of such exchange. See "Registration Rights Agreement."

     The purpose of the Exchange Offer is to fulfill the Company's obligations with respect to the Registration Rights Agreement.

Terms of Exchange

     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Notes. The terms of the Exchange Notes are substantially identical in all material respects to the terms of the Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration or the payment of Penalty Interest. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

     The Company will accept for exchange any and all Notes that are validly tendered and are not withdrawn prior to expiration of the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Notes being tendered for exchange.

     Based on an interpretation by the Staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes generally may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer, as provided for herein, or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with resales of the

Exchange Notes. See "Plan of Distribution" for additional information regarding prospectus delivery requirements that may be imposed on such broker-dealers.

     Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Notes surrendered in the Exchange Offer or, if no interest has been paid on such Notes, from December 1, 1995. Holders whose Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Notes.

     Tendering holders of the Notes shall not be required to pay brokerage commissions or fees or, (unless a transfer of registration of the Exchange Notes is requested in the Letter of Transmittal), transfer taxes with respect to the exchange of the Notes pursuant to the Exchange Offer.

Expiration Date; Extensions; Termination; Amendments

     The Exchange Offer shall expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York time, on _____________, 1996, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to The Bank of New York ("BNY") (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by issuing a press release to the Dow Jones News Service. During any extension of the Exchange Offer, subject to the withdrawal rights of tendering holders of Notes, all Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right (i) to terminate the Exchange Offer and not accept for exchange any Notes if either of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) to amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Notes, whether before or after any tender of the Notes. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Notes on the Exchange Date.

How to Tender

     The tender to the Company of Notes by a beneficial holder thereof constitutes an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     A holder of Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and any required signature guarantees, and delivering the same to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the

Expiration Date, (ii) complying with the procedure for book-entry transfer described below or (iii) complying with the guaranteed delivery procedures described below.

     The signatures need not be guaranteed if tendered Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Notes are to be reissued) in the name of the registered holder. For the purposes described herein, "registered holder" shall include any participant ("Participant") in The Depository Trust Company ("DTC"), a book-entry transfer facility, whose name appears on a participant listing as the owner of the Notes. In any other case, a tender of Notes must be accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a financial institution that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (any of the foregoing hereinafter referred to as an "Eligible Institution").

     The method of delivery of Notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that registered mail, return receipt requested, be used, proper insurance obtained, and the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent on or before the Expiration Date.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a Participant in DTC's system may make book-entry delivery of Notes by causing DTC to transfer such Notes to the Exchange Agent's account with respect to the Notes in accordance with DTC's procedures for such transfer. See "Exchanging Book- Entry Notes," below.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Notes are registered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Notes being tendered by the above-described method (and any other required documents are timely delivered) are recorded by or deposited with the Exchange Agent within the time period set forth above, the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when the Exchange Agent actually receives the tendering holder's properly completed and duly signed Letter of Transmittal (or a facsimile thereof), together with (i) the Note being tendered (if such Note is held in certificated form), properly endorsed for transfer, or (ii) a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC, or (iii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution. Issuances of Exchange Notes in exchange for Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Notes being tendered or confirmation of DTC's Automated Tender Offer Program ("ATOP") procedures set forth below. See "Exchanging Book-Entry Notes."

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

EXCHANGING BOOK-ENTRY NOTES

     The Exchange Agent and DTC have confirmed that any financial institution that is a Participant may utilize ATOP to tender Exchange Notes.

     The Exchange Agent will request that DTC establish an account with respect to the Exchange Notes for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Participant may make book-entry delivery of Exchange Notes by causing DTC to transfer such Exchange Notes into such Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Exchange Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Exchange Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from a Participant tendering Notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Notes for exchange (the "Transferor") exchanges, assigns and transfers the Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer its interest in the Notes and to acquire Exchange Notes issuable upon exchange of such tendered Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Notes or transfer ownership of such Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors and assigns of such Transferor.

     The Transferor certifies that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such Transferor, (ii) neither the Transferor nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the Transferor is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Notes, neither the Transferor nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the Transferor nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (or, if it is an "affiliate," that it will comply with the applicable requirements of the Securities Act). If the Transferor is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

WITHDRAWAL RIGHTS

     Tenders of Notes pursuant to the Exchange Offer are irrevocable, except that Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Notes to be withdrawn, the principal amount of Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Notes exchanged, and the name of the registered holder of such Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes being withdrawn. The Exchange Agent will return the properly withdrawn Notes promptly following receipt of notice of withdrawal. If Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Notes or otherwise comply with the appropriate DTC withdrawal procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Notes for the purposes of causing the Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Notes will be made by the Exchange Agent promptly after acceptance of the tendered Notes. See "Description of the Exchange Notes - Book Entry Notes." Tendered Notes not accepted for exchange by the Company will be returned without expense to the tendering holders promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by issuing a press release to the Dow Jones News Service), or at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

     (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal, consummation of the Exchange Offer, or

     (b) there shall occur a change in the current interpretation by the Staff of the Commission that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such Exchange Notes.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if either of the conditions set forth above occurs. Moreover, regardless of whether either of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Notes.

     The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

EXCHANGE AGENT

     BNY has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus. BNY also acts as the Transfer Agent (the "Transfer Agent") and the trustee under the Indenture.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptance of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and, if given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implications that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, however, at its discretion, take such action as it may deem necessary to make the Exchange
Offer in any such
jurisdiction and extend the Exchange Offer to holders of Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.



OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Notes and the Registration Rights Agreement. Holders of the Notes who do not tender their Notes in the Exchange Offer will continue to beneficially hold such Notes and will be entitled to all rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. See "Description of the Notes" and "Description of the Exchange Notes." All untendered Notes will continue to be subject to the restrictions on transfer set forth in the Notes and in the Indenture. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Notes in the open market or privately negotiated transactions, through subsequent offers or otherwise. The Company has, however, no present plan to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Notes that are not tendered pursuant to the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1995 and as adjusted to give effect to (i) the issuance and sale of the Notes and the 30-Year Notes, and the application of the proceeds therefrom as described under "Use of Proceeds" and (ii) the issuance and sale of an additional $800 million of long-term debt of consolidated subsidiaries of the Company after September 30, 1995 and the application of the proceeds therefrom to the repayment of short-term borrowings and investment banking and brokerage borrowings, as if such transactions had occurred on September 30, 1995.



                                                        At September 30, 1995
                                                    ---------------------------

                                                    Outstanding     As Adjusted
                                                    -----------     -----------
                                                       (dollars in millions)

  Debt:
   Investment banking and brokerage borrowings . . . .   $2,471         $2,071
   Short-term borrowings . . . . . . . . . . . . . . .    1,343            943
   Long-term debt  . . . . . . . . . . . . . . . . . .    8,791          9,791
                                                          -----          -----
        Total debt . . . . . . . . . . . . . . . . . .  $12,605        $12,805
                                                        =======        =======

  Stockholders' equity:

   Preferred stock at aggregate liquidation value           800            800
   Common stock ($.01 par value; authorized 500,000,000
    shares, issued - 368,171,999 shares outstanding
    and as adjusted)   . . . . .                              4              4
   Additional paid-in capital  . . . . . . . . . . . .    6,741          6,741
   Retained earnings . . . . . . . . . . . . . . . . .    4,981          4,981
   Treasury stock at cost (50,500,984 shares
    outstanding and as adjusted)
                                                        (1,682)        (1,682)
     Unrealized gain on investment securities
    and other, net   . . . . . . . . . . . . . . . . .       26            26
                                                         ------        -------
 Total stockholders' equity  . . . . . . . . . . . . .   10,870         10,870
                                                        -------         ------
          Total capitalization   . . . . . . . . . . .  $23,475        $23,675
                                                        =======        =======

           SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial data presented below are derived from the consolidated financial statements of the Company and its subsidiaries. Such financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants, for each of the five years in the period ended December 31, 1994. The consolidated financial statements as of and for the nine months ended September 30, 1995 and 1994 are unaudited but, in the Company's opinion, reflect all adjustments consisting of normal recurring accruals necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the nine months ended September 30, 1995 may not be indicative of results of operations to be expected for a full year. The consolidated financial statements as of and for the nine months ended September 30, 1995 and 1994 and as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 are incorporated by reference in this Prospectus, and the information set forth below should be read in conjunction with such consolidated financial statements and the notes thereto.

                                                                           (in millions, except per share data)
                                            ---------------------------   -------------------------------------------------
                                                   Nine Months Ended
                                                      September 30,                  Year Ended December 31, (1)
                                                 -----------------------  -------------------------------------------------

                                                        1995       1994      1994      1993       1992      1991      1990
                                                    --------   --------   -------  --------   --------  --------    ------
                                                        (Unaudited)

         Income Statement Data:
         Total revenues (2,3)                       $ 12,422   $ 11,430  $ 14,943   $ 6,797    $ 5,125   $ 6,608   $ 6,194
         Income from continuing
         operations (3)                               $1,138       $885    $1,157      $951       $756      $479      $373
         Net income (4)                               $1,227       $992    $1,326      $916       $728      $479      $373
         Net Income per common share:
         Income from continuing
         operations                                    $3.39      $2.55     $3.34     $3.88      $3.34     $2.14     $1.64
         Net Income                                    $3.67      $2.88     $3.86     $3.74      $3.22     $2.14     $1.64

         Cash dividends per common share             $ 0.600    $ 0.425   $ 0.575   $ 0.490    $ 0.363   $ 0.225   $ 0.180

                                               ------------------------     ----------------------------------------------

                                                 At September 30,                          At December 31, (1)
                                                -----------------------     ----------------------------------------------

                                                        1995       1994      1994      1993       1992      1991      1990
                                                   ---------     ------      ----  --------  ---------    ------  --------
                                                           (Unaudited)
         Balance Sheet Data:
         Total assets                               $112,299   $116,380  $115,297  $101,290   $ 24,151  $ 21,561  $ 19,689
         Long-term debt                               $8,791     $6,793    $7,075    $6,991     $3,951    $4,327    $3,456
         Stockholders' equity (5)                    $10,870     $8,683    $8,640    $9,326     $4,229    $3,280    $2,859
         Book value per common share                  $31.70     $24.45    $24.77    $26.06     $17.70    $15.10    $13.20

--------------------------------------------
(1) Results of operations prior to 1994 exclude amounts for old Travelers, except that results for 1993 include the Company's equity in earnings relating to the 27% Equity Interest purchased in December 1992. Results of operations include amounts related to the Shearson Businesses from July 31, 1993, the date of acquisition. Data relating to financial position for the years prior to 1993 exclude amounts for old Travelers and the Shearson Businesses.

(2) Revenues for 1991 and 1990 include those of Fingerhut Companies, Inc. ("Fingerhut"), which had been carried as a consolidated subsidiary.

(3) As a result of the Company's sale in 1995 of its interest in MetraHealth, all of the Company's operations comprising Managed Care and Employee Benefits Operations ("MCEBO"), are accounted for as a discontinued operation and, accordingly, 1994 amounts have been restated.

(4) Included in net income for 1993 is an after-tax charge of $17 million resulting from the adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and an after-tax charge of $18 million resulting from the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Included in net income for 1992 is an after-tax charge of $28 million resulting from the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(5) Stockholders' equity at September 30, 1995 reflects $263 million of net unrealized gains on investment securities and at December 31, 1994 reflects $1.3 billion of net unrealized losses on investment securities pursuant to the adoption in 1994 of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


                              RATIO OF EARNINGS TO FIXED CHARGES

                    Nine Months Ended                  Year Ended December 31,
                                          ----------------------------------------------
                    September 30, 1995     1994(1)   1993     1992(2)   1991        1990
                   --------------------   -----      ----     ----      ----        ----
Ratio of earnings
to fixed charges           2.14            2.32      2.79     2.63      1.85        1.56


----------------------
(1)As a result of the Company's sale of its interest in MetraHealth, certain operations are accounted for as discontinued operations and, accordingly, the 1994 ratio has been restated.
(2)Included in earnings from continuing operations before income taxes (used in this computation) is a net gain of $216.8 million from the sale of the Company's ownership interests in Margaretten & Company, Inc., Fingerhut Companies, Inc. and other affiliated companies. Without giving effect to this net gain, the ratio of earnings to fixed charges for 1992 would have been 2.33.

     The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                        DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued under an Indenture dated as of March 15, 1987, between Primerica Corporation, a New Jersey corporation ("old Primerica") and BNY, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of December 15, 1988, among old Primerica, Primerica Holdings Inc. ("Primerica Holdings"), and the Trustee, the Second Supplemental Indenture dated as of January 31, 1991, between Primerica Holdings and the Trustee, and the Third Supplemental Indenture dated December 9, 1992, among Primerica Holdings, the Company (formerly known as Primerica Corporation and The Travelers Inc.) and the Trustee (the indenture as so supplemented is hereinafter referred to as the "Indenture").

     The following descriptions of the terms of the Exchange Notes and of the Indenture do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Indenture, a copy of which has been incorporated by reference or filed as an exhibit to the Registration Statement. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the Indenture. Parenthetical section references refer to sections of the Indenture.

General

     The Exchange Notes will be limited to $100,000,000 in aggregate principal amount and will bear interest from the last Interest Payment Date on which interest was paid on the Notes surrendered in the Exchange Offer or, if no interest has been paid on such Notes, from December 1, 1995. The Exchange Notes will mature on December 1, 2005. Interest will be payable semiannually on June 1 and December 1 (the "Interest Payment Dates"), commencing on the later to occur of June 1, 1996 and the first Interest Payment Date following the closing of the Exchange Offer, to the persons in whose names the Exchange Notes are registered at the close of business on the May 15 and November 15, respectively, preceding the payment date, at the annual rate of 6 1/4%. The Exchange Notes will not be redeemable prior to maturity and will not be subject to any sinking fund requirement. Initially, the Exchange Notes will be issued in the form of one or more global notes (each, a "Book-Entry Note") registered in the name of DTC or its nominee. See "Book-Entry Notes" below.

     The Exchange Notes will be unsecured general obligations of the Company. As a holding company, the Company's sources of funds are derived principally from advances and dividends from subsidiaries, certain of which are subject to regulatory restrictions, and from sales of assets and investments. The Indenture provides that unsecured debt securities of the Company, without limitation as to aggregate principal amount, may be issued in one or more series, and a single series may be issued at various times, with different maturity dates and different interest rates, in each case as authorized from time to time by the Company. The provisions of the Indenture provide the Company with the ability, in addition to the ability to issue securities with terms different from those of securities previously issued, to "reopen" a previous issue of a series of securities and to issue additional securities of such series.

     Any certificated Exchange Notes may be presented for exchange, and may be presented for registration of transfer at the principal corporate trust office of the Trustee in The City of New York. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Any certificated Exchange Notes presented for registration of transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed by, or accompanied by a written instrument or instruments of transfer (in form satisfactory to the Company and the Trustee) duly executed by, the registered holder or his attorney duly authorized in writing. The Exchange Notes offered hereby will be issued in denominations of $1,000 and integral multiples thereof.

Book-Entry Notes

     The Exchange Notes will initially be issued in the form of one or more Book-Entry Notes, which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, Book-Entry Notes may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor of DTC, or a nominee of such successor.

     DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for Participants and to facilitate the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of certificates. DTC's Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own interest in securities held by DTC only through Participants.

     Upon the issuance by the Company of a Book-Entry Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Exchange Notes represented by such Book-Entry Note to the accounts of Participants. Ownership of beneficial interests in a Book-Entry Note will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in Book-Entry Notes will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of Participants), or by Participants or persons that may hold interests through Participants (with respect to beneficial interests of beneficial ownership). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such law may impair the ability to transfer beneficial interests in Book-Entry Notes.

     So long as DTC or its nominee is the registered owner of the Book-Entry Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Book-Entry Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Book-Entry Notes will not be entitled to have Exchange Notes represented by such Book-Entry Notes registered in their names, will not receive or be entitled to receive physical delivery of such Exchange Notes in certificated form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments on the Exchange Notes represented by one or more Book-Entry Notes will be made by the Company to DTC or its nominee, as the case may be, as the registered owner of the related Book-Entry Note or Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of Book-Entry Notes, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Book-Entry Notes as shown on the records of DTC. Neither the Company nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of Book-Entry Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company also expects that payments by Participants to owners of beneficial interests in Book-Entry Notes held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with securities registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Exchange Notes in certificated form in exchange for beneficial interests in the Book-Entry Notes. In addition, the Company may at any time determine not to have its Exchange Notes represented by one or more Book-Entry Notes, and, in such event, will issue Exchange Notes in certificated form in exchange for beneficial interests in Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Exchange Notes equal in principal amount to such beneficial interests and to have such Exchange Notes registered in its name. Exchange Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

Same-Day Settlement and Payment

     All payments of principal and interest on Exchange Notes represented by Book-Entry Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Notes are expected to trade in the Same-Day Funds Settlement System of DTC, and, to the extent that secondary market trading activity in the Exchange Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Exchange Notes.

Payments of Principal and Interest

     Principal of and interest on the Notes will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the principal corporate trust office of the Trustee, 101 Barclay Street, Corporate Trust Services Window, Lobby Level, New York, New York; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Notes. Notwithstanding the foregoing, payments of principal and interest on Book-Entry Notes will be made as described above.

Redemption

     The Exchange Notes offered hereby are not redeemable by the Company at any time prior to maturity and are not subject to any sinking fund or other analogous provision.

Summary of Certain Provisions of the Indenture

     Payment and Paying Agents. Payment of principal of and premium, if any, on the Exchange Notes will be made in United States dollars against surrender of such Exchange Note at the principal corporate trust office of the Trustee in The City of New York. Payment of any installment of interest on the Exchange Notes will be made to the person in whose name such Exchange Note is registered at the close of business on the Record Date for such interest payment. Payments of such interest will be made at the principal corporate trust office of the Trustee in The City of New York, or by a check mailed to the holder at such holder's registered address (Sections 2.01 and 5.02). Notwithstanding the foregoing, payments of principal and interest on Book-Entry Notes will be made as described above.

     Limitations on Liens. The Company has agreed that it will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that each series of Securities issued under the Indenture (together with, if the Company shall so determine, any other indebtedness or obligations of the Company or any Subsidiary ranking equally with such Securities and then existing or thereafter created) shall be secured equally and ratably with such indebtedness. The foregoing limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary (Section 5.04).

     Limitations on Mergers and Sales of Assets. The Company has agreed that it will not enter into a merger or consolidation with another corporation or sell other than for cash or lease all or substantially all its assets to another corporation, or purchase all or substantially all the assets of another corporation unless (i) either the Company is the continuing corporation, or the successor corporation (if other than the Company) expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the Indenture (in which case, except in the case of such a lease, the Company will be discharged therefrom) and (ii) immediately thereafter, the Company or the successor corporation (if other than the Company) would not be in default in the performance of any covenant or condition of the Indenture (Sections 5.05 and 14.01).

     Certain Definitions. The term "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, which meets any of the following conditions: (i) the Company's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Company's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year. The term "Subsidiary" means any corporation of which securities (excluding securities entitled to vote for directors only by reason of the happening of a contingency) entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by the Company, or one or more Subsidiaries, or by the Company and one or more Subsidiaries. The term "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, provided that, for the purposes of such definition, capital stock which carries only the right to vote conditioned on the happening of an event shall not be considered voting stock whether or not such event shall have happened (Sections 1.02 and 5.04).

     Modification of the Indenture. The Indenture contains provisions permitting the Company and the Trustee, without the consent of the holders of the Securities, to establish, among other things, the form and terms of any series of the Securities issuable thereunder by one or more supplemental indentures, and, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time outstanding which are affected thereby, to modify the Indenture or any supplemental indenture or the rights of the holders of the Securities of such series to be affected, provided that no such modification will (i) extend the fixed maturity of any Securities, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or the premium, if any, thereon, reduce the amount of the principal of Original Issue Discount Securities payable on any date, change the currency in which the Securities are payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series the consent of the holders of which is required for any such modification without the consent of the holders of all Securities of such series then outstanding, or (iii) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee (Sections 13.01 and 13.02).

     Defaults. The Indenture provides that events of default with respect to any series of Securities will be (i) default for 30 days in payment of interest upon any Security of such series; (ii) default in payment of principal (other than a sinking fund installment) or premium, if any, on any Security of such series;
(iii) default for 30 days in payment of any sinking fund installment when due by the terms of the Securities of such series; (iv) default, for 90 days after notice, in performance of any other covenant in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Securities other than such series); and (v) certain events of bankruptcy or insolvency (Section 6.01). If an event of default with respect to Securities of any series should occur and be continuing, either the Trustee or the holders of 25% in the principal amount of outstanding Securities of such series may declare each Security of that series due and payable (Section 6.02). The Company is required to file annually with the Trustee a statement of an officer as to the fulfillment by the Company of its obligations under the Indenture during the preceding year (Section 5.06).

     No event of default with respect to a single series of Securities issued under the Indenture (and any supplemental indenture) necessarily constitutes an event of default with respect to any other series of Securities (Section 6.02).

     Holders of a majority in principal amount of the outstanding Securities of any series will be entitled to control certain actions of the Trustee under the Indenture and to waive certain past defaults with respect to such series (Sections 6.02 and 6.06). Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will not be under any obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders of Securities, unless one or more of such holders of Securities shall have offered to the Trustee reasonable security or indemnity (Section 10.01).

     If an event of default occurs and is continuing with respect to a series of Securities, any sums held or received by the Trustee under the Indenture may be applied to reimburse the Trustee for its reasonable compensation and expenses incurred prior to any payments to holders of Securities of such series (Section 6.05).

     The right of any holder of any series of Securities to institute action for any remedy (except such holder's right to enforce payment of the principal of, premium, if any, and interest on such holder's Security when due) will be subject to certain conditions precedent, including a request to the Trustee by the holders of not less than 25% in principal amount of the Securities of that series outstanding to take action, and an offer satisfactory to the Trustee of security and indemnity against liabilities incurred by it in so doing (Section 6.07).

     Defeasance. The following provisions of the Indenture are applicable to the Exchange Notes. The Company (a) will be deemed to have paid and discharged the entire indebtedness on all outstanding Exchange Notes ("defeasance and discharge") or (b) will cease to be under any obligation (other than to pay when due the principal of, premium, if any, and interest on the Exchange Notes) with respect to the Notes ("covenant defeasance"), at any time prior to Maturity, when the Company has deposited with the Trustee, in trust for the benefit of the holders (i) funds sufficient to pay all sums due for principal of, premium, if any, and interest on the Exchange Notes as they shall become due from time to time, or (ii) such amount of direct obligations of, or obligations the payment of which is unconditionally guaranteed by the full faith and credit of, the United States of America, as will or will together with the income thereon without consideration of any reinvestment thereof be sufficient to pay all sums due for principal of, premium, if any, and interest on the Exchange Notes as they shall become due from time to time. In addition to the foregoing, covenant defeasance with respect to the Exchange Notes, but not defeasance and discharge, is conditioned upon the Company's delivery to the Trustee of an opinion of counsel to the effect that the holders of the Exchange Notes will have no Federal income tax consequences as a result of such deposit. Upon defeasance and discharge, the Indenture will cease to be of further effect with respect to the Exchange Notes and the holders of Exchange Notes shall look only to the deposited funds or obligations for payment. Upon covenant defeasance, however, the Company will not be relieved of its obligation to pay when due principal of, premium, if any, and interest on the Exchange Notes if not otherwise paid from such deposited funds or obligations. Notwithstanding the foregoing, certain obligations and rights under the Indenture with respect to compensation, reimbursement and indemnification of the Trustee, optional redemption, mandatory and optional sinking fund payments, if any, registration of transfer and exchange of the Exchange Notes, replacement of mutilated, destroyed, lost or stolen Exchange Notes and certain other administrative provisions will survive defeasance and discharge and covenant defeasance (Sections 11.03 and 11.04).

     Under current Federal income tax law, there is a substantial risk that the defeasance and discharge contemplated in the preceding paragraph could be treated as a taxable exchange of the Exchange Notes for an interest in the trust. As a consequence, each holder of the Exchange Notes would recognize gain or loss equal to the difference between the value of the holder's interest in the trust and the holder's tax basis for the securities deemed exchanged. Thereafter, each holder would be required to include in income his share of any income, gain and loss recognized by the trust. Although a holder could be subject to Federal income tax on the deemed exchange of the defeased Exchange Notes for an interest in the trust, such holder would not receive any cash until the maturity of such Exchange Notes. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the Federal income tax law.

     Concerning the Trustee. BNY (the Exchange Agent for the Exchange Offer) is the Trustee under the Indenture. The Company has and may from time to time in the future have banking relationships with the Trustee in the ordinary course of business.

                              DESCRIPTION OF NOTES

     The terms of the Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Exchange Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Notes are not freely transferable by holders thereof and were issued subject to certain covenants regarding registration as provided therein and in the Registration Rights Agreement (which covenants will terminate and be of no further force or effect upon completion of this Exchange Offer). See "Registration Rights Agreement."

                          REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement among the Company and Smith Barney Inc., Bear, Stearns & Co. Inc., CS First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, and Salomon Brothers Inc (the "Initial Purchasers"), the Company agreed to file with the Commission and use all reasonable efforts to cause to become effective a registration statement (the "Exchange Offer Registration Statement") with respect to an issue of notes identical in all material respects to, and entitled to substantially the same benefits as, the Notes and, upon becoming effective, to offer the holders of the Notes the opportunity to exchange their Notes for such notes. The Company therefore is conducting the Exchange Offer. Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. If, due to a change in current interpretations by the Commission, the Company would not be permitted to effect such Exchange Offer, the Registration Rights Agreement provides that the Company would instead be required to file a registration statement covering resales by the holders of Notes (a "Shelf Registration Statement") and would use all reasonable efforts to cause such Shelf Registration Statement to become effective and to keep such Shelf Registration Statement effective for three years from the effective date thereof. The Company shall, in the event of a shelf registration, provide to each holder of the Notes copies of the prospectus and notify each such holder when the Shelf Registration Statement has become effective. A holder that sells Notes pursuant to a Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus, to deliver a current prospectus to purchasers, and to indemnify the Company against liabilities arising from misstatements or omissions relating to such holder contained in any such prospectus and would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

     Under the Registration Rights Agreement, the Company has agreed to use all reasonable efforts to: (i) file the Exchange Offer Registration Statement or a Shelf Registration Statement with the Commission as promptly as reasonably practicable, (ii) have such Exchange Offer Registration Statement or a Shelf Registration Statement declared effective by the Commission, and (iii) commence the Exchange Offer and issue the Exchange Notes in exchange for all Notes validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause such Shelf Registration Statement to remain effective for three years from the effective date thereof.

     If the Company fails to comply with the above provisions, additional interest (the "Penalty Interest") shall be assessed on the Notes as follows:

     (i) If an Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 60 days following December 8, 1995, the date on which the Company delivered the Notes to the Initial Purchasers (the "Closing Date"), then commencing on the 61st day after the Closing Date, Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following the 60th day after the Closing Date, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period.

     (ii) If an Exchange Offer Registration Statement or Shelf Registration Statement is filed pursuant to (i) above and is not declared effective within 150 days following the Closing Date, then commencing on the 151st day after the Closing Date, Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following the 150th day after the Closing Date, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; and

     (iii) If either (A) the Company has not exchanged Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 35 days after the date on which the Exchange Offer Registration Statement was declared effective, or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective prior to three years from its original effective date, then Penalty Interest shall be accrued on the Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following (x) the 35th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

provided, however, the Penalty Interest rate on the Notes may not exceed 1.0% per annum; and, provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of
(i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to three years from its original effective date (in the case of (iii) above), Penalty Interest on the Notes as a result of such clause (i), (ii) or (iii) shall cease to accrue. The interest rate applicable to the Notes, inclusive of Penalty Interest, shall in no event exceed 7 1/4%. The Exchange Offer Registration Statement was filed within the applicable time period.

     Any amounts of Penalty Interest due pursuant to clauses (i), (ii) or (iii) above will be payable in cash, on the same interest payment dates of the Notes. The amount of Penalty Interest will be determined by multiplying the applicable Penalty Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Penalty Interest rate was applicable during such period (determined on the basis of a 360-day year consisting of twelve 30-day months), and the denominator of which is 360.

     Under the Registration Rights Agreement, the Company is entitled to close the Exchange Offer provided that it has accepted all Notes theretofore validly tendered in accordance with the terms of the Exchange Offer. Notes not tendered in the Exchange Offer shall bear interest at the same rates as in effect at the time of issuance of the Notes.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States federal income tax consequences to holders resulting from the exchange of the Notes for the Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed and temporary regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive or different interpretations. This summary addresses only the Notes and the Exchange Notes that are held as capital assets. Moreover, it does not discuss all of the tax consequences that may be relevant to the particular circumstances of a holder or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities and tax-exempt organizations. Holders acquiring the Exchange Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

EXCHANGE OF NOTES

     The exchange of the Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to the holder, and the holder should not recognize any taxable gain or loss as a result of the exchange. Accordingly, a holder's adjusted tax basis in the Exchange Notes should be the same as his adjusted tax basis in the Notes exchanged therefor, and his holding period for the Notes will be included in his holding period for the Exchange Notes. In addition, to the extent that a holder acquired the Notes at a "market discount" or with "amortizable bond premium," such discount or premium should generally carry over to the Exchange Notes received in exchange for the Notes. Such holders should consult their tax advisors regarding the United States federal income tax treatment of such market discount and amortizable bond premium.

     Interest paid on an Exchange Note will generally be taxable to a holder as ordinary interest income in accordance with such holder's method of accounting for United States federal income tax purposes.

     Upon the sale, exchange or retirement of an Exchange Note, a holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (except to the extent such amount is attributable to accrued interest, which is taxable as ordinary interest income) and such holder's adjusted tax basis in such Exchange Note. A holder's adjusted tax basis in an Exchange Note generally will equal the cost of the Exchange Note to such holder. Such gain or loss will be capital gain or loss and will be long-term capital or loss if the holder's holding period in the Exchange Note is more than one year at the time of disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING ON EXCHANGE NOTES

     Certain noncorporate holders generally will be subject to information reporting and may be subject to backup withholding at a rate of 31% on payments of principal, premium, if any, and interest on, and the proceeds of disposition of, an Exchange Note. Backup withholding will apply only if the holder (a) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be the holder's Social Security number, (b) furnishes an incorrect TIN,
(c) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Based on a no-action letter issued by the staff of the Commission to a third party, the Company believes that any broker-dealer who holds Notes acquired for its own account as a result of market-making activities or other trading activities, and who receives Exchange Notes in exchange for such Notes pursuant to the Exchange Offer, may be deemed to be a statutory underwriter and, in connection with any resale of such Exchange Notes, may be obligated to deliver a prospectus meeting the requirements of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with resales of such Exchange Notes. Accordingly, this Prospectus also may be used after the Expiration Date by broker-dealers in connection with resales of Exchange Notes that they receive in exchange for Notes acquired for their own account as a result of market-making activities or other trading activities, to the extent that a Prospectus is required to be delivered for that reason. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in negotiated transactions at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and, if necessary, has furnished copies of the amended or supplemented Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including the date when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

      Smith Barney Inc., an indirect subsidiary of the Company ("Smith Barney"), has indicated to the Company that it intends to effect offers and sales of the Exchange Notes after the Expiration Date in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions. Smith Barney has no obligation to make a market in the Exchange Notes and may discontinue its market-making activities at any time without notice, at its sole discretion.

                                     EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated or included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been incorporated by reference herein, in reliance upon the reports (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and schedules refer to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and method of accounting for income taxes in 1992. The preacquisition consolidated financial statements of The Travelers Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the years in the two-year period ended December 31, 1993, included in the Company's Annual Report on Form 10-K for the year ended
December 31, 1994, have been incorporated by reference herein, in reliance upon the report which includes an explanatory paragraph referring to changes in the method of accounting and reporting for reinsurance in 1993 and the method of accounting for postretirement benefits other than pensions, accounting for income taxes and accounting for foreclosed assets in 1992
(also incorporated by reference herein) of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing. The combined financial statements as of and for the year ended December 31, 1994 of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries included in the Company's Current Report on Form 8-K dated January 19, 1996, as amended, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                  ERISA MATTERS

     By virtue of the Company's affiliation with certain of its subsidiaries, including insurance company subsidiaries and Smith Barney, that provide services to many employee benefit plans, including investment advisory and asset management services, the Company and any direct or indirect subsidiary of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986 (the "Code"), with respect to such employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if the Notes are acquired by an employee benefit plan with respect to which the Company or any direct or indirect subsidiary of the Company is a party in interest, unless such securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Notes should consult with its legal counsel.

                                  LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Charles O. Prince, III, Esq., General Counsel of the Company, Travelers Group Inc., 388 Greenwich Street, New York,

New York 10013. Mr. Prince, Executive Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the Company's common stock.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus or the documents incorporated by reference herein, in connection with the offering contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus does not imply that the information herein is correct as of any time subsequent to the date hereof.

                                 EXCHANGE AGENT

By Hand/Express Mail:            The Bank of New York
                                 101 Barclay Street (7 East)
                                 Reorganization Section
                                 Corporate Trust Services Window
                                 New York, NY 10286
                                 Attention: Robert Miller

By Facsimile:                    (212) 571-3080

By Telephone:                    (212) 815-6331 (Call Collect)

By Mail:                         The Bank of New York
                                 101 Barclay Street (7 East)
                                 Reorganization Section
                                 New York, NY  10286
                                 Attention: Robert Miller

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section 3 of Article V of the Company's By-laws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

The Company also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws. In certain employment agreements, the Company or its subsidiaries have also agreed to indemnify certain officers against loss from claims made against such officers in connection with the performance of their duties under their employment agreements. Such indemnification is generally to the same extent as provided in the Company's By-laws.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article TENTH of the Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 21. Exhibits.

3.01 Restated Certificate of Incorporation of Travelers Group Inc. (formerly The Travelers Inc.)(the "Company"), Certificate of Designation of Cumulative Adjustable Rate Preferred Stock, Series Y, and Certificate of Amendment to the Restated Certificate of Amendment, incorporated by reference to Exhibit 3.01 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995
          (File No. 1-9924).

3.02      By-laws of the Company, as amended through January 24, 1996.

4.01 Indenture, dated as of March 15, 1987 between Primerica Corporation, a New Jersey corporation ("old Primerica") and The Bank of New York, as Trustee (the "Trustee"), incorporated by reference to Exhibit 4.01 to the Registrant's Registration Statement on Form S-3 (File No. 33-55542).

4.02 First Supplemental Indenture, dated as of December 15, 1988, among old Primerica, Primerica Holdings, Inc. ("Primerica Holdings") and the Trustee, incorporated by reference to Exhibit 4.02 to the Registrant's Registration Statement on Form S-3 (File No. 33-55542).

4.03 Second Supplemental Indenture, dated as of January 31, 1991, between Primerica Holdings and the Trustee, incorporated by reference to
          Exhibit 4.03 to the Registrant's Registration Statement on Form S-3 (File No. 33-55542).

4.04 Third Supplemental Indenture, dated as of December 9, 1992, among Primerica Holdings, the Company and the Trustee, incorporated by reference to Exhibit 5 to the Registrant's Form 8-A dated December 21, 1992 with respect to its 7 3/4% Notes Due June 15, 1999 (File No. 1-
          9924).

5.01      Opinion of Counsel as to legality of securities being registered.

12.01 Computation of ratio of earnings to fixed charges, incorporated by reference to Exhibit 12.01 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Exhibit 12.01 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995 (File No. 1-9924).

23.01     Consent of KPMG Peat Marwick LLP, Independent Certified Public
          Accountants.

23.02     Consent of Coopers & Lybrand, L.L.P., Independent Accountants.

23.03     Consent of KPMG Peat Marwick LLP, Independent Certified Public
          Accountants.

23.04     Consent of Counsel (included in Exhibit 5.01).

24.01     Powers of Attorney of certain directors of the Company.

25.01 Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, Trustee (bound separately).

28.01 Information from Reports Furnished to State Insurance Regulatory Authorities. Schedule P of the Combined Annual Statement of The Travelers Insurance Group Inc. and its affiliated property and casualty insurers incorporated by reference to Exhibit 28.01 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 1-9924).

99.01     Form of Letter of Transmittal.

99.02     Form of Notice of Guaranteed Delivery.

99.03     Form of Exchange Agent Agreement.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering
                                                          ---- ----
thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  The Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, this 6th day of February, 1996.

                                      TRAVELERS GROUP INC.
                                      (Registrant)


                                      By:        /s/ James Dimon
                                         --------------------------------------
                                           James Dimon
                                           President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of February, 1996.



     Signature                             Capacity
     ---------                             --------

/s/ Sanford I. Weill                      Chairman of the Board, Chief
------------------------------            Executive Officer and Director
      Sanford I. Weill                    (Principal Executive Officer)


/s/ Heidi G. Miller                       Senior Vice President and
------------------------------            Chief Financial Officer
       Heidi G. Miller                    (Principal Financial Officer)


/s/ Irwin R. Ettinger                     Executive Vice President and
------------------------------            Chief Accounting Officer
      Irwin R. Ettinger                   (Principal Accounting Officer)



------------------------------
     C. Michael Armstrong                 Director


               *
------------------------------
       Kenneth J. Bialkin                 Director


               *
------------------------------
        Edward H. Budd                    Director


               *
------------------------------
     Joseph A. Califano, Jr.              Director


               *
------------------------------
     Douglas D. Danforth                  Director

               *
------------------------------
         Robert F. Daniell                Director


     /s/ James Dimon
------------------------------
          James Dimon                     Director


               *
------------------------------
       Leslie B. Disharoon                Director


               *
------------------------------
         Gerald R. Ford                   Director


               *
------------------------------
        Ann Dibble Jordan                 Director

               *
------------------------------
         Robert I. Lipp                   Director


               *
------------------------------
        Dudley C. Mecum                   Director


               *
------------------------------
       Andrall E. Pearson                 Director


               *
------------------------------
         Frank J. Tasco                   Director


               *
------------------------------
        Linda J. Wachner                  Director


               *
------------------------------
     Joseph R. Wright, Jr.                Director


               *
------------------------------
           Arthur Zankel                  Director



*  By:     /s/ James Dimon
       -----------------------
         James Dimon
         Attorney-in-fact

                                  EXHIBIT INDEX
                                                                            Filing
Exhibit No.                         Description                             Method
-----------                         -----------                             ------
3.01           Restated Certificate of Incorporation of Travelers Group
               Inc. (formerly The Travelers Inc.)(the "Company"),
               Certificate of Designation of Cumulative Adjustable Rate
               Preferred Stock, Series Y, and Certificate of Amendment to
               the Restated Certificate of Amendment, incorporated by
               reference to Exhibit 3.01 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995
               (File No. 1-9924).

3.02           By-laws of the Company, as amended through January 24, 1996.  Electronic


4.01           Indenture, dated as of March 15, 1987 between Primerica
               Corporation, a New Jersey corporation ("old Primerica") and The Bank of New York, as Trustee (the "Trustee"), incorporated by reference to Exhibit 4.01 to the Registrant's Registration Statement on Form S-3 (File
               No. 33-55542).

4.02           First Supplemental Indenture, dated as of December 15,
               1988, among old Primerica, Primerica Holdings, Inc.
               ("Primerica Holdings") and the Trustee, incorporated by reference to Exhibit 4.02 to the Registrant's
               Registration Statement on Form S-3 (File No. 33-55542).

4.03           Second Supplemental Indenture, dated as of January 31,
               1991, between Primerica Holdings and the Trustee, incorporated by reference to Exhibit 4.03 to the Registrant's Registration Statement on Form S-3 (File
               No. 33-55542).

4.04           Third Supplemental Indenture, dated as of December 9,
               1992, among Primerica Holdings, the Company and the Trustee, incorporated by reference to Exhibit 5 to the Registrant's Form 8-A dated December 21, 1992 with respect to its 7 3/4% Notes Due June 15, 1999 (File No. 1-
               9924).

5.01           Opinion of Counsel as to legality of securities being        Electronic
               registered.

12.01 Computation of ratio of earnings to fixed charges, incorporated by reference to Exhibit 12.01 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and Exhibit
               12.01 to the Registrant's Quarterly Report on
               Form 10-Q for the fiscal quarter ended September
               30, 1995 (File No. 1-9924).

23.01          Consent of KPMG Peat Marwick LLP, Independent                Electronic
               Certified Public Accountants.

23.02          Consent of Coopers & Lybrand, L.L.P., Independent            Electronic
               Accountants.

23.03          Consent of KPMG Peat Marwick LLP, Independent                Electronic
               Certified Public Accountants.

23.04          Consent of Counsel (included in Exhibit 5.01).

24.01          Powers of Attorney of certain directors of the Company.      Electronic

25.01          Form T-1, Statement of Eligibility under the Trust           Electronic
               Indenture Act of 1939 of The Bank of New York,
               Trustee (bound separately).

28.01          Information from Reports Furnished to State
               Insurance Regulatory Authorities. Schedule P of the Combined Annual Statement of The Travelers
               Insurance Group Inc. and its affiliated property and casualty insurers incorporated by reference to
               Exhibit 28.01 to the Company's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1994, as amended (File No. 1-9924).

99.01          Form of Letter of Transmittal.                               Electronic

99.02          Form of Notice of Guaranteed Delivery.                       Electronic

99.03          Form of Exchange Agent Agreement.                            Electronic


